EXHIBIT 5.01

June 24, 2004

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, California 92618

Re:	11,268,146 shares of common stock, as described in the Registration Statement on Form S-4 referred to below

Gentlemen and Ladies:

We have acted as counsel to Intersil Corporation, a Delaware corporation (“Intersil”), in connection with the preparation of a Registration Statement on Form S-4 (including the joint proxy statement/prospectus forming a part thereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance of up to 11,268,146 shares (the “Shares”) of Intersil Class A common stock, par value $.01 per share (“Intersil Class A Common Stock”), pursuant to an Agreement and Plan of Merger, dated as of March 14, 2004 (the “Merger Agreement”), by and among Intersil, Xicor, Inc., a California corporation (“Xicor”), New Castle Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Intersil (the “LLC”), and New Castle Merger Sub Corp., a California corporation and wholly-owned subsidiary of New Castle Sub LLC (“Merger Sub”). The Merger Agreement provides, in step one, for the combination of Xicor and Merger Sub into a single company through the merger of Merger Sub with and into Xicor (the “Step One Merger”) and, assuming certain conditions are satisfied, in step two, for the subsequent merger of Xicor (as the surviving corporation in step one of the merger) with and into the LLC (the “Step Two Merger” and together with the Step One Merger, the “Mergers”), with the LLC being the ultimate surviving entity of the Mergers if the Step Two Merger takes place. The Merger Agreement also provides for (i) the cancellation and automatic conversion of each share of Xicor’s issued and outstanding common stock into the right to receive the Merger Consideration, as such term is defined in the Merger Agreement, which consists of Intersil Class A Common Stock and cash, and (ii) the assumption by Intersil of each Company Option and Assumed Purchase Right, as such terms are defined in the Merger Agreement, whereupon each assumed Company Option and Assumed Purchase Right will be exercisable for shares of Intersil Class A Common Stock as described in the Merger Agreement.

We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

In making our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the legal capacity of natural persons, and the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, agreements, instruments and other documents we have reviewed. In our examination of documents executed by parties other than Intersil, the LLC and Merger Sub, we have assumed that such parties had, have or will have all requisite power and authority to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, the due execution and delivery by such parties of all such agreements, instruments and other documents and the validity and binding effect thereof. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Intersil and others.

Our opinion is limited to applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and judicial decisions interpreting Delaware Law. We express no opinion with respect to the laws of any other jurisdiction and no opinion is expressed herein with respect to the qualifications of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, it is our opinion that, following (i) effectiveness of the Registration Statement under the Securities Act, (ii) effectiveness of the Step One Merger under the General Corporation Law of the State of California and (iii) issuance of the Shares in accordance with the Merger Agreement or upon the exercise of an assumed Company Option or Assumed Purchase Right in accordance with the terms thereof, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the joint proxy statement/prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ DECHERT LLP